Exhibit 10.16

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of December 28, 2021, is entered into by and among FiscalNote Holdings, Inc., a Delaware corporation (“Buyer”) and each of the stockholders of the Company (as defined below) who are signatories hereto (each a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers are the beneficial and record holders of 100% of the issued and outstanding stock of Aicel Technologies, Inc., a Korean corporation (“Company”) (such shares, the “Shares”) in the respective amounts set forth on Schedule A hereto (the “Seller Allocation”); and,

WHEREAS, the Sellers desire to sell, and the Buyer desires to purchase, all of the Shares for the consideration set forth herein, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

Section 1.01     Certain Definitions. The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement. Terms not defined in Exhibit A shall have the meaning ascribed in the body of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article II
PURCHASE AND SALE OF SHARES

Section 2.01     Purchase and Sale of Shares.

(a)            The effectiveness of this Agreement and the transactions contemplated hereby is conditioned upon the satisfaction of the condition in Section 2.03(e); and,

(b)            On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers hereby agree to sell, transfer, convey, assign and deliver to the Buyer the Shares and the Buyer hereby agrees to purchase, acquire and accept all of the Shares from the Sellers, which Shares shall constitute one hundred percent (100%) of the issued and outstanding stock of the Company.

Section 2.02     Consideration.

(a)       The aggregate purchase price (the “Purchase Price”) to be paid for the Shares shall be [***] shares of Buyer Common Stock.

(b)       On the Closing Date, Buyer shall issue to each Seller such Seller’s pro rata portion of the Purchase Price as shown on the Seller Allocation, plus (A) if the Estimated Closing Working Capital Adjustment is a positive number, the number of shares of Buyer Common Stock equal to (x) [***] divided by (y) [***], or minus (B) if the Estimated Closing Working Capital Adjustment is a negative number, the number of shares of Buyer Common Stock equal to (x) [***] divided by (y) [***], minus (C) the number of shares of Buyer Common Stock equal to (x) [***] divided by (y) [***], minus (D) the number of shares of Buyer Common Stock equal to the (x) [***] divided by (y) [***] (such amount, the “Closing Purchase Price”).

Section 2.03     Conditions.

(a)       The sale and purchase of the Shares is conditional upon the fulfilment of all the following conditions:

(i)           all the Seller Warranties being true, accurate and not misleading in all material respects as at the Closing Date;

(ii)          all the Buyer Warranties being true, accurate and not misleading in all material respects as at the Closing Date;

(iii)         all covenants and undertakings of the Sellers under this Agreement have been complied with in all material respects as at the Closing Date;

(iv)        all covenants and undertakings of the Buyer under this Agreement have been complied with in all material respects as at the Closing Date;

(v)          no Governmental Authority having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the performance of this Agreement;

(vi)         a Listing Event shall have been consummated or, if this Section 2.03(a)(vi) is the last condition to be satisfied or waived, shall be able to be consummated without causing any adverse effect on the transactions contemplated hereby immediately after the issuance of the Buyer Common Stock pursuant to Section 2.02(b); and,

(vii)        the Buyer has performed and completed due diligence on SolutionQuant, Inc. to Buyer’s satisfaction, in Buyer’s sole discretion.

(b)       Parties' Commitments.

(i)           The Sellers shall use their reasonable endeavors to ensure the satisfaction of the conditions set out in Section 2.03(a)(i); Section 2.03(a)(iii); and Section 2.03(a)(v).

(ii)          The Buyer shall use its reasonable endeavors to ensure the satisfaction of the conditions set out in Section 2.03(a)(ii); Section 2.03(a)(iv); and Section 2.03(a)(v).

(c)       Waiver of Conditions.

(i)           The Buyer may in its absolute discretion waive any condition undertaken by the Seller in Section 2.03(b)(i) either in whole or in part at any time by notice in writing to the Sellers.

(ii)          The Sellers may in their absolute discretion waive any condition undertaken by the Buyer in Section 2.03(b)(ii) either in whole or in part at any time by notice in writing to the Buyer.

(d)      Non-Satisfaction.

(i)           If, at any time prior to Closing, any Party becomes aware of a fact or circumstance which could reasonably be expected to prevent any of the conditions undertaken by such Party under Section 2.03(a)  from being satisfied by such Party, such Party shall immediately inform the other Party of such fact or circumstance.

(ii)          If the conditions in Section 2.03(a) are not satisfied or waived in prior written notice on or before the Outside Date, save as expressly provided, both Parties may jointly agree to terminate this Agreement (other than the Surviving Provisions) and neither the Sellers nor the Buyer shall have any claim against the other under it, save for any claim arising from any antecedent breach of any obligations contained in Section 2.03(b).

(e)       Bank of Korea Filing

(i)           This Agreement will become effective and binding upon the Parties only upon all required foreign investment and foreign exchange control reports for this Agreement and the transactions contemplated hereby having been filed to and accepted by the Bank of Korea or any other relevant Governmental Authority.

Section 2.04     The Closing.

(a)       Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as of the date on which the conditions in Section 2.03 have been satisfied or at such other time or on such other date as the Buyer and the Sellers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be coordinated electronically by the offices of the parties’ respective legal counsel and shall take place by the email transmission of executed documents among the parties. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)       At or prior to the Closing, the Sellers shall deliver to the Buyer the following:

(i)           either (x) the original duly executed transfer forms executed by the Sellers in respect of the Shares in favor of the Buyer (or as it may direct) accompanied by the relevant original share certificates for the Shares or (y) a non-issuance of stock certificates confirmation letter issued by the Company and addressed to the Buyer;

(ii)          the written resignations of such director(s) and representative(s) of the Company from their respective offices and appointments as the Buyer expressly requires, in each case to take effect from and on the Closing Date with acknowledgments signed by each of them to the effect that he has no claim against the Company for compensation for loss of office, redundancy or unfair dismissal or otherwise howsoever;

(iii)         a notarized copy of the minutes of the shareholders’ meeting of the Company in relation to the following:

(A)       appointing the persons specified by the Buyer as directors of the Company with effect on from and on Closing and accepting the resignations specified in Section 2.04(ii) if applicable;

(iv)        [RESERVED];

(v)         a copy of the shareholders registry of the Company as of the Closing Date in which the Buyer is the sole shareholder of the Company;

(vi)        the Key Employee Employment Agreements, duly executed by each Key Employee;

(vii)       the Restrictive Covenant Agreement, duly executed by the Founder;

(viii)      [RESERVED];

(ix)         the Closing Transaction Expenses Certificate;

(x)          the Closing Indebtedness Certificate;

(xi)         [INTENTIONALLY OMITTED];

(xii)        an IRS Form W-8BEN-E, duly executed by each Seller;

(xiii)       executed counterparts of all approvals, consents and waivers listed on Section 2.04(b)(xiii) of the Disclosure Schedules;

(xiv)       the original duly executed Letter of Waiver;

(xv)        [INTENTIONALLY OMITTED]

(xvi)       the Restricted Stock Agreement in the form of Exhibit B attached hereto, duly executed by each Key Employee; and,

(xvii)      such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)      At the Closing, the Buyer shall deliver to the Sellers the following:

(i)          the Buyer Common Stock, in book-entry form, in accordance with Section 2.02(b);

(ii)          payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(iii)         payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(iv)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)         the Key Employee Employment Agreements, duly executed by the Buyer;

(vi)        the Restrictive Covenant Agreement, duly executed by the Buyer; and

(vii)       [INTENTIONALLY OMITTED]

(viii)      the Restricted Stock Agreement in the form of Exhibit B attached hereto, duly executed by the Buyer.

Section 2.05    Working Capital Adjustment.

(a)       Closing Adjustment.

(i)           At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), Closing Indebtedness (“Estimated Closing Indebtedness”), Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date and estimate of deferred revenue for the three (3) months prior to the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Estimated Closing Working Capital, Estimated Closing Indebtedness and Estimated Closing Transaction Expenses (the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the illustrative calculation of working capital as of September 30, 2021, attached hereto as Exhibit C. The Company shall provide Buyer and its representatives with reasonable access to the books and records of the Company and shall cause the personnel of the Company to reasonably cooperate with Buyer and its representatives for the purpose of enabling Buyer to review the Company’s determination of all amounts and estimates in the Estimated Closing Statement and each component thereof, and such amounts shall be adjusted in response to any reasonable comments of Buyer provided prior to the Closing.

(ii)          The “Estimated Closing Working Capital Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.

(b)      Post-Closing Adjustment.

(i)           Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, Closing Indebtedness, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses, and the resulting Post-Closing Adjustment, if any (the “Closing Statement”). The Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Example Statement of Working Capital and Estimated Closing Working Capital.

(ii)          The Sellers shall provide the Buyer with such assistance and such information as the Buyer may reasonably request or require in connection with the preparation of the Closing Statement.

(iii)         The “Final Closing Working Capital Adjustment” shall be an amount equal to the Closing Working Capital (as finally determined in accordance with Section 2.05(b) and (c)) minus the Estimated Closing Working Capital.

(iv)         The “Final Closing Purchase Price” shall be an amount equal to the Purchase Price, plus (A) if the Final Closing Working Capital Adjustment is a positive number, the number of shares of Buyer Common Stock equal to (x) [***] divided by (y) [***] or minus (B) if the Final Closing Working Capital Adjustment is a negative number the number of shares of Buyer Common Stock equal to (x) [***] divided by (y) [***], minus (C) the number of shares of Buyer Common Stock equal to (x) [***] divided by (y) [***], minus (D) the number of shares of Buyer Common Stock equal to the (x) [***] divided by (y) [***].

(v)          The “Post Closing Adjustment” shall be the number of shares of Buyer Common Stock equal to the Final Closing Purchase Price minus the Closing Purchase Price.

(c)       Examination and Review.

(i)           Examination. After receipt of the Closing Working Capital Statement, the Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement.

(ii)          Objection. On or prior to the last day of the Review Period, the Sellers may object to the Closing Working Capital Statement by delivering to the Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Sellers fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers. If the Sellers delivers the Statement of Objections before the expiration of the Review Period, the Buyer and the Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Buyer and the Sellers, shall be final and binding.

(iii)         Resolution of Disputes. If the Sellers and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial internationally recognized firm of independent certified public accountants appointed by mutual agreement (not to be unreasonably withheld, conditioned or delayed) of the Buyer and the Sellers (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and by the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Buyer, respectively, bears to the aggregate amount actually contested by the Sellers and the Buyer. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)      Payment of Post-Closing Adjustment.

(i)           If the Post-Closing Adjustment is a positive number, the Buyer shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, cause Buyer to issue to each Seller such Seller’s pro rata portion of the Post-Closing Adjustment.

(ii)          If the Post-Closing Adjustment is a negative number, the Buyer shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, cause Buyer to exercise its Clawback Right or Set-Off Right with respect to each Seller’s pro rata portion of the Post-Closing Adjustment.

(e)       Adjustments for Tax Purposes. Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06     Earnouts.

(a)       Earnout Amount.

(i)           For [***] months following the Closing, in addition to the Purchase Price, as incentive compensation to the Earnout Holders, (i) the Equity Earnout Holders shall be entitled to receive the Equity Earnout Shares (as defined below), and (ii) the Cash Earnout Holders shall be entitled to receive the Cash Earnout Amount (as defined below), if any, in each case, in accordance with the terms and subject to the conditions set forth in this Section 2.06. If the Equity Earnout Shares and/or the Cash Earnout Amount are earned in accordance with this Section 2.06, such Equity Earnout Shares and/or Cash Earnout Amount shall be issued or paid, as the case may be, to the Earnout Holders in accordance with Section 2.06(d) below.

(ii)          At the Closing, in addition to the Purchase Price, as incentive compensation to Hyungil Jeong, Hyungil Jeong shall receive the Restricted Stock Earnout Shares (as defined below), as set out in Exhibit D (subject to any change thereto as set forth in Section 2.06(b)). which shall be subject to potential future forfeiture upon the terms and subject to the conditions set forth in this Section 2.06.

(b)       Earnout-Related Definitions. For purposes of this Section 2.06:

(i)           “Equity Earnout Shares” means an amount equal to [***] shares of Buyer Common Stock. In the event that the Company’s annualized, one-year booking value from licensing the Company’s core software platform, but excluding (a) [***], (b) [***], and (c) [***] (“ARR“), at the end of any given calendar month during the period commencing on the Closing Date and ending on the date that is [***] months immediately following the Closing Date (the “Earnout Period”), equals or exceeds [***] United States Dollars (US$[***]) (the “Target ARR”), the Equity Earnout Shares will be issued to Equity Earnout Holders in accordance with this paragraph and Section 2.06(d) below. With respect to each Equity Earnout Holder that is a Key Employee, such Key Employee’s share of the Equity Earnout Shares that otherwise would be deemed due and issuable in accordance with this Section 2.06(b)(i), if any, shall be issued in accordance with Section 2.06(d) only if such Key Employee is an active employee of the Company in good standing on the date that such issuance would otherwise be required, unless such Key Employee is no longer an active employee because such Key Employee has resigned for Good Reason or was terminated other than for Cause prior to the date that such issuance would otherwise be required.

(ii)         “Cash Earnout Amount“ means an amount equal to [***] United States Dollars ($[***]). In the event that the Company’s ARR at the end of any given calendar month during the Earnout Period equals or exceeds the Target ARR, the Cash Earnout Amount shall be paid to the Cash Earnout Holders in accordance with this paragraph and Section 2.06(d) below. For the avoidance of doubt, each Cash Earnout Holder’s share of the Cash Earnout Amount that otherwise would be deemed due and payable in accordance with this Section 2.06(b)(ii) shall be paid in accordance with Section 2.06(d) only if such Cash Earnout Holder is an active employee of the Company in good standing on the date that such payment becomes due and payable, unless such Cash Earnout Holder is no longer an active employee because such Cash Earnout Holder has resigned for Good Reason or was terminated other than for Cause prior to the date that such payment becomes due and payable.

(iii)         “Restricted Stock Earnout Shares” means an amount equal to [***] shares of Buyer Common Stock. In the event that the Company’s ARR at the end of any given calendar month during the period commencing on the Closing Date and ending on the date that is [***] years immediately following the Closing Date (the “Restricted Stock Earnout Period”), does not equal or exceed [***] United States Dollars (US$[***]) (the “Restricted Stock Target ARR”), the Restricted Stock Earnout Shares shall be forfeited by Hyungil Jeong. Notwithstanding the above, the Restricted Stock Earnout Shares shall be subject to an additional vesting requirement such that, if Hyungil Jeong is not an active employee of the Company in good standing at the end of the Restricted Stock Period, unless Hyungil Jeong is no longer an active employee because Hyungil Jeong has resigned for Good Reason or was terminated other than for Cause prior to the end of the Restricted Stock Period, Restricted Stock Earnout Shares shall be cancelled and extinguished for no consideration .

(iv)            For purpose of calculating the Target ARR and the Restricted Stock Target ARR, the conversion rate to be used for the conversion of USD to KRW shall be the Basic Exchange Rate for USD into KRW, as published by Seoul Money Brokerage (http://www.smbs.biz/Eng/ExRate/TodayExRate.jsp) for the Business Day immediately preceding the applicable payment date.

(c)       Earnout Statements.

(i)           Not later than sixty (60) days following the expiration of the Earnout Period, the Buyer or its Representatives shall prepare and deliver to the Earnout Holders a written statement, prepared in accordance with GAAP, setting forth the Buyer’s calculation of the Company’s ARR during the Earnout Period (the “Earnout Statement”), including without limitation the attribution of the Cash Earnout Amount payable to each Cash Earnout Holder and the Equity Earnout Shares to be issued to each Equity Earnout Holder individually. Upon receipt of an Earnout Statement, the Earnout Holders and/or their accountants will be given reasonable access upon reasonable notice to Buyer to the Company’s relevant books, records, workpapers and personnel during normal business hours solely for the purpose of verifying the Company’s ARR. Upon request of Buyer, the Earnout Holders and/or their accountants shall execute and deliver a confidentiality agreement, in form and substance reasonably satisfactory to Buyer, prior to accessing the Company’s books, records, workpapers and/or personnel.

(ii)          Prior to the date which is thirty (30) days after the Buyer’s delivery of an Earnout Statement (the “Earnout Protest Deadline“), the Earnout Holders may deliver written notice to the Buyer (an “Earnout Protest Notice“) setting forth any objections which the Earnout Holder may have to such Earnout Statement. The sole permissible grounds for objection shall be that the Company’s ARR set forth on such Earnout Statement was not calculated in accordance with the definition set forth in Section 2.06(b)(i) or where any calculation or accounting error has been identified in the computation of the same. An Earnout Protest Notice shall specify in reasonable detail any contested amounts and the basis therefor and shall include a schedule setting forth the Seller’s determination of the Company’s ARR. If an Earnout Protest Notice is not delivered prior to the Earnout Protest Deadline, the Company’s ARR as set forth on such Earnout Statement shall be final, binding and non-appealable by the Earnout Holder. If an Earnout Protest Notice is delivered prior to the Earnout Protest Deadline, any such amounts not disputed therein shall be final, binding and non-appealable by the Earnout Holder. For the avoidance of doubt, notwithstanding the beneficial interest that the Earnout Holder may have in the Cash Earnout Amount and the Equity Earnout Shares, the Earnout Holders shall have the joint and several right to render an Earnout Protest Notice to dispute the Earnout Statements.

(iii)         The Buyer and the Earnout Holders shall confer and attempt to resolve any disagreement with respect to an Earnout Statement within thirty (30) days following the Buyer’s receipt of an Earnout Protest Notice. If the Buyer and the Earnout Holders are unable to resolve any such disagreement within such thirty (30) day period, then any matters that remain in dispute will be referred to the Independent Accountant, which will be instructed to determine the amounts in dispute within forty-five (45) days after such referral. The determination by the Independent Accountant of the amounts in dispute shall be based solely on presentations by the Buyer and the Earnout Holders, and shall not involve the Independent Accountant’s independent review. Any determination by the Independent Accountant shall not be outside the range defined by the respective amounts in such Earnout Statement proposed by the Buyer and the Earnout Holders’ proposed adjustments thereto set forth in the Earnout Protest Notice, and absent manifest mathematical error such determination shall be final, binding and non-appealable. Each of the Buyer and the Earnout Holders shall execute and deliver a customary engagement letter as may be requested by the Independent Accountant, and each of the Buyer, on the one hand, and the Earnout Holders (jointly and severally) on the other hand, shall bear that percentage of the fees and expenses of the Independent Accountant equal to the proportion (expressed as a percentage and determined by the Independent Accountant) of the dollar value of the disputed amounts determined in favor of the other party by the Independent Accountant.

(d)       Payment of Earnout Amounts. No later than thirty (30) days following the date on which an Earnout Statement becomes final and binding upon the parties in accordance with the terms of this Section 2.06 (each such date, an “Earnout Determination Date“), (i) if the Equity Earnout Shares are earned in accordance with this Section 2.06, the Buyer shall issue the Equity Earnout Shares to the Equity Earnout Holders, and (ii) if the Cash Earnout Amount is earned in accordance with this Section 2.06, the Buyer shall pay the Cash Earnout Amount to the Cash Earnout Holders, in each case of clause (i) and (ii), in accordance with each respective Earnout Holder’s distribution proportion as set out in Exhibit E (subject to any change thereto as set forth in Section 2.06(b)).

(e)       Buyer Control. For the avoidance of doubt, nothing contained in this Section 2.06 shall restrict the Buyer’s right to control the Company in any respect, including without limitation the hiring or termination of employees, consultants and contractors; the non-exclusive licensing of Intellectual Property; the offering or ceasing to offer particular products or services; the incurrence of expenses and requiring compliance with the Buyer’s and its Affiliates’ internal controls, corporate governance policies and procedures, legal and regulatory compliance standards and consumer data guidelines and privacy rules and regulations; provided, however, that the Parties understand that the Buyer’s actions to control the Company nonetheless may impact calculation of the Company’s ARR. Notwithstanding anything in this Agreement to the contrary, none of the Buyer, the Company or any of their Affiliates (i) shall be under any obligation or have any duty to act in such a manner that the Equity Earnout Shares or the Cash Earnout Amount are issued or paid, (ii) will owe the Sellers or any Earnout Holders any fiduciary or other similar duty in respect of this Section 2.06, or (iii) will have any obligation, and shall be bound by no agreement or covenant of any kind, in respect of this Section 2.06 other than an obligation to comply with (A) the covenants and agreements expressly set forth in this Section 2.06 and (B) the covenant of good faith and fair dealing, it being the Parties’ intention that any other covenants, agreements and/or obligations are expressly waived and disclaimed.

(f)        Non-Assignability. The interest, if any, of any Earnout Holder in any portion of the Equity Earnout Shares and/or Cash Earnout Amount, as applicable, shall not be assignable or transferable, except by operation of Law (it being understood that any attempted assignment or transfer in violation of this Section 2.06 shall be null and void). Notwithstanding the foregoing, any Equity Earnout Shares or Cash Earnout Amount that becomes payable at or after the death of a Earnout Holder shall be paid to such Earnout Holder’s beneficiary or beneficiaries named in the most recent designation that the same filed with the Seller prior to his or her death or, if not so designated, to his or her estate.

(g)       Clawback for Fraud or Intentional Misconduct. After an Earnout Determination Date, the Equity Earnout Shares or the Cash Earnout Amount, as the case may be, paid to Earnout Holders shall be subject to clawback by the Buyer if (i) the calculation of the Company’s ARR was inaccurate or misstated and (ii) such inaccuracy is attributable to fraud or intentional misconduct of Earnout Holders. Upon any such determination, the Buyer shall be entitled to cause each Earnout Holder that was involved in such fraud or intentional misconduct to return to the Buyer the portion of the Equity Earnout Shares and/or Cash Earnout Amount paid to such Earnout Holder that is attributable to the inaccuracy giving rise to the Buyer’s request.

Section 2.07     Withholding Rights. The Buyer shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Buyer such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Buyer made such deduction and withholding.

Section 2.08     Set-Off. The Buyer may at any time set off any liability of the Seller to the Buyer against any payment due under this Agreement from the Buyer to the Seller. Any exercise by the Buyer of its rights under this Section shall not limit or affect any other rights or remedies available to it under this Agreement or otherwise.

Article III
Representations and warranties of THE SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date.

Section 3.01     Title to Shares. The Sellers have good and marketable title to the Shares free and clear of any and all Encumbrances.

Section 3.02     Authority. The Sellers have full right, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and any Ancillary Document to which it is a party and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite necessary action on the part of the Sellers and no other proceedings on the part of the Sellers are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms. When each Ancillary Document to which the Seller is or will be a party has been duly executed and delivered by the Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Sellers enforceable against it in accordance with its terms.

Section 3.03     No Conflicts; Consents.

(a)       The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)           conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, articles of incorporation, constitution, by-laws or other organizational documents of the Company (“Charter Documents”) or the Sellers (if applicable);

(ii)           conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Sellers;

(iii)         require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller is a party or by which the Seller is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Sellers; or

(iv)         result in the creation or imposition of any Encumbrance on any of the Shares owned by the Sellers.

(b)       No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Sellers in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04     Rights to Acquire Securities. (a) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Shares of the Company is authorized or outstanding, (b) the Sellers do not have any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right with respect to the Shares of the Company, and (c) the Sellers do not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Shares of the Company.

Section 3.05     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Sellers.

Section 3.06     Shareholders’ Agreements. There are no agreements, written or oral, between the holders of any of the Company’s securities relating to the sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights), registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or voting, of the Shares of the Company.

Section 3.07     Regulation S and Related Matters.

(a)       (i) The Sellers are not U.S. Persons and are not acquiring the Buyer Common Stock for the account of any U.S. Person, (ii) no director or executive officer of the Sellers is a U.S. Person, and (iii) the Sellers are not otherwise deemed to be a “U.S. Person” within the meaning of Rule 902(k) of Regulation S.

(b)      The Sellers were not formed specifically for the purpose of acquiring the Buyer Common Stock acquired pursuant to this Agreement.

(c)       The Sellers understand that the Buyer Common Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the accuracy of the Sellers’ representations and warranties as expressed herein.

(d)       The Sellers are acquiring the Buyer Common Stock for their own account and not for the account or benefit of a U.S. Person as defined in Regulation S, and not with the view to, or for resale in connection with, any distribution thereof to a U.S. Person, and the Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same to a U.S. Person. The Sellers further represents and warrants that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any U.S. Person with respect to the Buyer Common Stock.

(e)      [Reserved]

(f)       [Reserved]

(g)      [Reserved]

(h)      Each Seller agrees that it will (i) neither offer nor sell the Buyer Common Stock during the Distribution Compliance Period to U.S. Persons and (ii) not engage in any hedging transactions in respect of the Buyer Common Stock during the Distribution Compliance Period. The Sellers will, after the expiration of the Distribution Compliance Period, offer, sell, pledge or otherwise transfer the Buyer Common Stock only in accordance with Regulation S, following the effective date of a registration statement registering the resale of the Buyer Common Stock, or pursuant to an available exemption under the Securities Act and, in any case, in accordance with applicable state securities laws. The transactions contemplated by this Agreement have neither been pre-arranged with a purchaser who is in the United States or who is a U.S. Person, nor are they part of a plan or scheme to evade the registration provisions of the United States federal securities laws.

(i)        The offer leading to the sale evidenced hereby was made in an “offshore transaction.” For purposes of Regulation S, the Seller understands that an “offshore transaction” as defined under Regulation S is any offer or sale not made to a Person in the United States and either (i) at the time the buy order is originated, the purchaser is outside the United States, or the seller or any Person acting on its behalf reasonably believes that the purchaser is outside the United States; or (ii) for purposes of (A) Rule 903 of Regulation S, the transaction is executed in, or on or through a physical trading floor of an established foreign exchange that is located outside the United States or (B) Rule 904 of Regulation S, the transaction is executed in, on or through the facilities of a designated offshore securities market, and neither the seller nor any Person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States.

(j)        Neither Sellers nor any affiliate or any Person acting on the Sellers’ behalf, has made or is aware of any “directed selling efforts” in the United States, which is defined in Rule 902(c) of Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Buyer Common Stock being offered hereby in reliance on Regulation S.

(k)       The Sellers understand that Buyer is the issuer of the Buyer Common Stock, and that, for purpose of Regulation S, a “distributor” is any underwriter, dealer or other Person who participates, pursuant to a contractual arrangement, in the distribution of securities offered or sold in reliance on Regulation S and that an “affiliate” is any partner, officer, director or any Person directly or indirectly controlling, controlled by or under common control with any Person in question. The Sellers agree that it will not, during the Distribution Compliance Period set forth under Rule 903(b)(iii)(A) of Regulation S, act as a distributor, either directly or through any affiliate, nor shall it sell, transfer, hypothecate or otherwise convey the Buyer Common Stock other than to a non-U.S. Person.

(l)       The Sellers understand and agree that the certificates (or book-entry shares) evidencing the Buyer Common Stock, or any other securities issued in respect of such Buyer Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED AND SOLD IN AN “OFFSHORE TRANSACTION” IN RELIANCE UPON REGULATION S AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED OTHER THAN IN ACCORDANCE WITH REGULATION S, UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(m)      The Sellers hereby represent and warrant that they are satisfied as to the full observance of the laws of its jurisdiction in connection with the acquisition of the Buyer Common Stock, including (i) the legal requirements within the Sellers’ jurisdiction for the acquisition of the Buyer Common Stock, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale or transfer of such securities. The Sellers’ acquisition of, and its continued beneficial ownership of, the Buyer Common Stock will not violate any applicable securities or other laws of the Sellers’ jurisdiction.

Article IV
Representations and warranties of COMPANY and the Sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Lead Seller, on behalf of himself and the other Sellers, represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date, unless a specific date or period is otherwise provided with respect to certain representations and warranties, in which case such representations and warranties are true and correct as of such specific date or period, as the case may be.

Section 4.01     Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under its jurisdiction of incorporation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 4.02     Authority. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 4.03     No Conflicts; Consents.

(a)       The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)          conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of the Company;

(ii)         conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company;

(iii)        require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or

(iv)       result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

(b)      No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04     Capitalization. As of the Closing Date:

(a)       The share capital of the Company consists of Thirteen Thousand Six Hundred Eighty Nine (13,689) shares of common stock only, all of which are issued and fully paid up.

(b)      The Sellers own Thirteen Thousand Six Hundred Eighty Nine (13,689) shares of common stock in the share capital of the Company, being one hundred percent (100%) of the issued and paid-up share capital of the Company.

(c)       All issued and outstanding shares of the Company are (i) duly authorized, validly issued, fully paid up and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company's Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of capital stock of the Company were issued and transferred (as applicable) in compliance with applicable Law.

(d)      No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding. There is no commitment by the Company to issue shares, capital contribution, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares or capital contribution of the Company.

(e)       No outstanding shares of the Company is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized share appreciation, dividend equivalent, phantom shares, profit participation or other similar rights with respect to the Company or any of its securities or capital.

Section 4.05     Subsidiaries. Except for those disclosed in Section 4.05 of the Disclosure Schedules, the Company does not now own or have, and has never owned or had, a Subsidiary, representative office or any ownership interest in any other Person.

Section 4.06     Financial Statements; Undisclosed Liabilities; Accounts Receivable; Off-Balance Sheet Arrangements; Other Financial Information.

(a)       Complete copies of the Company’s consolidated unaudited financial statements consisting of the consolidated balance sheet of the Company as at December 31 in each of the years 2019 and 2020 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the consolidated balance sheet of the Company as at June 30, 2021 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the four-month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The consolidated balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)      The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(c)       The accounts receivable reflected on the Interim Balance Sheet (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(d)       The Company is a not a party to, nor does the Company have any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other off-balance sheet arrangements.

(e)       All outstanding Indebtedness as of the date of this Agreement is set forth on Section 4.06(e) of the Disclosure Schedules.

(f)       Section 4.06(f) of the Disclosure Schedules sets forth certain other financial information of the Company (the “Other Financial Information”). The Other Financial Information was derived from the books of account and financial records of the Company, and the Other Financial Information fairly presents in all material respects the information it purports to represent for the periods indicated.

Section 4.07     Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any: (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) amendment of any Charter Documents; (c) split, combination or reclassification of any shares; (d) issuance, sale or other disposition of any of its shares, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its shares; (e) declaration, commitment or payment of any dividends or distributions on or in respect of any of its shares, or any other payment, to the Seller (for clarity, excluding any such dividend or distribution in the ordinary course of business consistent with past practice and the payment of the applicable portion of the Purchase Price on the Closing Date) (“Prohibited Distributions”); (f) redemption, purchase or acquisition of its shares; (g) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements; (h) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to the Company Intellectual Property or Company IP Agreements; (j) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound; or (k) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Buyer or the Company in respect of any Post-Closing Tax Period.

Section 4.08     Material Contracts.

(a)       Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Lease Agreements and all Company IP Agreements, being “Material Contracts”):

(i)           each Contract involving aggregate consideration in excess of US$10,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)         all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which a Company is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(iv)        except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(v)         all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(vi)        all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)            all Contracts with a Top Customer;

(viii)            any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company; and

(ix)            any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.

(b)            Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to default or breach (including to withhold or delay payment or otherwise withhold, delay or cease to perform), terminate, not renew or materially amend the terms of, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination, non-renewal or material amendment thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has not received any written notice, and has no reason to believe based on information reasonably deemed credible by such Company, that any of the counterparties to the Material Contracts described in Section 4.08(a)(i), (v), or (vii) has ceased, or intends to cease doing business with the Company after the Closing, or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.09        Title to Assets; Real Property.

(a)            Except for those disclosed in Section 4.09(a) of the Disclosure Schedules, the Company does not own, or has ever owned, any real property. The Company has good and valid title to, or a valid leasehold interest in, all leased real property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)            Section 4.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of leased real property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company has delivered or made available to the Buyer true, complete and correct copies of any leases affecting the leased real property of the Company (the “Lease Agreements”). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any such leased real property. The use and operation of such leased real property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of such leased property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting such leased property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.10         Condition and Sufficiency of Assets. The equipment and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such equipment or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of such Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 4.11         Intellectual Property.

(a)            Section 4.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided the Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)            Section 4.11(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided the Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, the IP Agreement.

(c)            The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) have irrevocably assigned to such Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge such Company’s exclusive ownership of all Company Intellectual Property. The Company has provided the Buyer with true and complete copies of all such agreements.

(d)            The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Company Intellectual Property as owned, used or held for use in the conduct of such Company’s business or operations as currently conducted.

(e)            The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all necessary steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)            The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, the Intellectual Property.

(g)            There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of the Intellectual Property or the Company’s rights with respect to the Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of the Intellectual Property.

Section 4.12        Privacy and Data Privacy.

(a)            The Company is and has been in material compliance with: (i) applicable data Privacy Laws (ii) Privacy Policies; and (iii) Privacy Contracts. The Company has delivered true, correct and complete copies of all Privacy Policies and material Privacy Contracts effective as of the date of this Agreement.

(b)            There have been no failures, crashes, security breaches, unauthorized access, use, or disclosure, ransom payments or requests for ransom payments or other adverse events or incidents related to Personal Data that would: (i) require notification of individuals, law enforcement, or any Governmental Authority, (ii) require any remedial action under any applicable Privacy Laws, or (iii) have caused any substantial disruption of or interruption in the use of IT Assets, equipment or systems, nor is the Company aware of any facts suggesting the reasonable likelihood of any of the foregoing.

(c)            The execution, delivery or performance of this Agreement will not violate applicable Privacy Laws, Privacy Policies or Privacy Contracts, nor will the execution, delivery or performance of this Agreement result in or give rise to any right of termination or other right to impair or limit the Company’s rights to own or use any Personal Data used in or necessary for the conduct of such Company’s business.

Section 4.13         Information Technology Assets.

(a)            The Company owns or has valid rights to use (by license, subscription, lease or other comparable arrangement (including on a Software-as-a-Service basis)), the IT Assets used in the operation of the Company’s business.

(b)            All deployed IT Assets: (i) are in full operating order (subject to normal wear and tear) and are fulfilling the purposes for which they were acquired, licensed or established in an efficient manner without material downtime or errors; (ii) have adequate security, capacity, including bandwidth, storage and processing, backups, hardware and software support and maintenance for the historical business; (iii) do not contain any Computer Virus; (iv) do not contain any Public Software; (v) have not experienced any breaches of security or similar as defined under any relevant Laws or Privacy Laws and no third-party has obtained unauthorized access to any material IT Assets or material information, including Personal Data, stored thereon; and (vi) are considered by the Company to be sufficient for the reasonable requirements of the business as conducted by the Company as of the date of this Agreement. The Company uses commercially reasonable efforts to detect and prevent the transmission of any Computer Virus in the IT Assets.

Section 4.14         Customers. Section 4.14 of the Disclosure Schedules sets forth a true and correct list of the top ten customers of the Company for services provided by the Company during the twelve (12) months ending October 31, 2021, determined on the basis of the actual amounts paid to the Company on behalf of such customer (a “Top Customer”). The relationships of the Company with the Top Customers are reasonable commercial working relationships. Without limiting the generality of Section 4.08(b), within the prior twelve-month period: (i) the Company has not received written notice that any of the Top Customers has suspended, terminated or adversely changed in any material respect its commercial relationship with such Company or the terms thereof, or given notice that it intends to do so; and (ii) the Company has not engaged in a material dispute with any Top Customer.

Section 4.15         Insurance. True and complete copies of all current policies or binders of insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) have been made available to the Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

Section 4.16         Legal Proceedings; Governmental Orders.

(a)            There are no Actions pending or, to the Sellers’ Knowledge, threatened (a) against or by such Company affecting any of its properties or assets; or (b) against or by such Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may reasonably give rise to, or serve as a reasonable basis for, any such Action.

(b)            There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.17        Compliance With Laws; Permits.

(a)            The Company has since its date of incorporation complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)            All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18         Prohibited Payments.  The Company has not nor any director, officer, agent, employee or other Person acting on behalf of the Company has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. During the last three (3) years, the Company has not received any written communication that alleges that the Company, or any director, officer, agent, employee or other Person acting on behalf of the Company, is in violation of, or has any material liability under, the FCPA or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company.

Section 4.19        Employee Benefit Matters.

(a)            Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, share or share-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which such Company has or may have any Liability, or with respect to which the Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 4.19(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)            With respect to each Benefit Plan, the Sellers have made available to the Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from any Governmental Authority relating to the Benefit Plan.

(c)            Each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)            The Company has not (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under applicable local Law relating to employee benefit plans; or (ii) withdrawn from any Benefit Plan.

(e)            Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to the Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company does not have any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)            Other than as required under applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and the Company does not have any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g)            There is no pending or, to the Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)            There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. The Company does not nor any of its Affiliates have any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)            Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(j)            Except as set forth in Section 4.19(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 4.20        Employment Matters.

(a)            Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date of this Agreement, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual. All compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the Closing Date have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)            The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and the Company does not have any duty to bargain with any Union.

(c)            The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of such Company. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of such Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 4.21         Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)            All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b)            The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party, complied with all information reporting and backup withholding provisions of applicable Law, including timely filing or furnishing to the appropriate Governmental Authority all information returns or reports, and has accurately reported all information required to be included on such returns or reports.

(c)            The Company does not have an office, place of business, branch, or permanent establishment, and is not otherwise required to file a Tax Return, outside the jurisdiction in which it is organized, and no claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file a Tax Return in, is or may be subject to Tax by, or has an office, place of business, branch or a permanent establishment in, that jurisdiction.

(d)            The Company has not waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)            The amount of the Company’s Accrued Tax Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Financial Statements in accordance with GAAP. The amount of the Company’s Accrued Tax Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years). The Company has not incurred any liability for Taxes since the date of the last Interim Financial Statement outside of the ordinary course of business.

Section 4.22         Books and Records. The minute books and stock record books of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with applicable Laws and sound business practices. At the Closing, all of those books and records will be in the possession of the Company. All filings and returns of the Company required to be filed with any other relevant authority have been duly made on a timely basis.

Section 4.23         Related Party Transactions. Except for those disclosed in Section 4.23 of the Disclosure Schedules, no executive officer or director of the Company or any Person owning Shares (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.24        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Article V
Representations and warranties of THE BUYER

The Buyer represents and warrants to the Sellers that the statements contained in this Article V are true and correct as of the date of this Agreement and as of the Closing Date.

Section 5.01         Organization and Authority of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. The Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and any Ancillary Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 5.02        No Conflicts; Consents.

(a)            The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Buyer;

(ii)            conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; or

(iii)            require the consent, notice or other action by any Person under any Contract to which the Buyer is a party, except for any consent, notice or other action obtained, made or taken, respectively, on or prior to the Closing Date.

(b)            No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Buyer.

Section 5.04      Buyer Common Stock. Following the expiration of the six (6)-month lockup period after the issuance of the Buyer Common Stock under Section 2.02, the Buyer Common Stock shall be freely transferable without legal or other restrictions. The Buyer has included the Buyer Common Stock in its S-4 registration statement and has taken or will take all other actions as may be required by any applicable laws and regulations, including the U.S. Securities Act, to ensure the transferability of the Buyer Common Stock in accordance with this Section 5.04.

Article VI
Covenants

Section 6.01         Confidentiality. (a)      Subject to Section 6.01(c), and save insofar as any disclosure to Key Employees may be necessary to give effect to the operations of Section 2.08 and Section 9.08, the Sellers shall treat as confidential and not disclose or use any information which relates to:

(i)            the existence of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

(ii)            the negotiations relating to this Agreement (and such other agreements);

(iii)            the business, financial or other affairs of the Buyer; or

(iv)            with effect from the Closing Date, the business, financial or other affairs of the Company.

(b)            Subject to Section 6.01(c), the Buyer shall treat as confidential and not disclose or use any information which relates to:

(i)            the existence of this Agreement and the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

(ii)           the negotiations relating to this Agreement (and such other agreements);

(iii)          the business, financial or other affairs of the Sellers; or

(iv)          unless and until Closing takes place, the business, financial or other affairs of the Company.

(c)            Neither Section 6.01(a) nor Section 6.01(b) shall prohibit disclosure or use of any information by any Party if and to the extent:

(i)            the disclosure is required by law applicable to such Party, any governmental authority having jurisdiction over such Party or the rules and regulations of any recognized stock exchange on which the securities of such Party or any of its Affiliates are listed;

(ii)           [INTENTIONALLY OMITTED];

(iii)          the information was obtained by such Party from a third party other than by a breach of such third party's confidentiality obligations;

(iv)          the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxing Authority in connection with the Taxation affairs of such Party;

(v)           the disclosure is made to an Affiliate of such Party or any of their respective Representatives, provided that such disclosure is made on a need-to-know basis and on terms that such Affiliate or Representatives accept such information under a duty of confidentiality;

(vi)          the information becomes publicly available (other than by a breach of this Section 6.01); or

(vii)         the information is independently developed by such Party after Closing.

Section 6.02        Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, on and after the Closing, the Buyer may make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without restriction (including any notice to, or consent of, the Seller).

Section 6.03         Change of Control of Buyer. Subject to Closing taking place, the Buyer hereby covenants to the Seller that its post-Closing obligations under this Agreement will be valid and binding on any of its successors in the event of any Change of Control of the Buyer. For the avoidance of doubt, nothing in this Agreement or this Section shall prejudice or restrict the right of Buyer to effect a Listing Event.

Section 6.04        Operation of the Businesses of the Company. From and after the Effective Date until the Closing Date, except for actions (i) specifically permitted or consented by the Buyer herein, (ii) as required by Law or (iii) as set forth in the Disclosure Schedules, the Seller shall, and shall cause the Company to, preserve its business and the goodwill of its products, suppliers, customers and others with whom it has business relations and conduct its business in the ordinary course of business, and shall cause the Company not to take any of the following actions without the prior written consent of the Buyer:

(a)            amend or restate its organizational documents;

(b)            authorize for issuance, issue, sell, grant, pledge, deliver or agree or commit to issue, sell, grant, pledge or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock;

(c)            (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock, (ii) adjust, split, subdivide, combine or reclassify or otherwise amend the terms of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, or (iii) purchase, redeem or otherwise acquire any capital stock of the Company, or otherwise undertake a capital reduction of the Company;

(d)            other than the transactions contemplated by this Agreement, (i) enter into any proposed transaction or series of related transactions involving a merger, consolidation, recapitalization, reorganization or other business combination, (ii) dissolve, liquidate, or wind up, (iii) establish any equity joint venture, equity partnership or any Subsidiary or (iv) otherwise acquire any corporation, partnership or other business organization or division or business unit or asset thereof or any equity interest therein;

(e)            engage in any transactions (including transfers of assets) with, enter into any contract with, waive any right or claims against, make any payments to or on behalf of, or assume, incur, waive or settle Liabilities for the benefit of, the Seller or any Affiliate of the Seller;

(f)            (i) enter into any Material Contract or (ii) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract;

(g)            terminate or permit to lapse any of the governmental approvals or any third party consents, exemptions or waivers used in or necessary for legal existence or compliance with Laws applicable to, or the conduct of the Company’s business in the ordinary course of business;

(h)            make any loans, advances or capital contributions to or investments in any Person;

(i)            borrow from financial institutions, issue any debt securities or otherwise incur or assume any indebtedness, assume, guarantee or endorse or otherwise become liable or responsible for the indebtedness or Liability of any other Person;

(j)            sell or lease, transfer, mortgage, pledge or otherwise cause to be subject to any Encumbrance or otherwise dispose of any of assets other than in the ordinary course of business;

(k)            commence, dismiss or settle, pay or discharge, or consent to any non-monetary relief in connection with, any proceeding;

(l)            hire, engage, transfer, terminate the employment or services of or promote any Company employee (except for cause as determined by the Company in good faith consistent with the ordinary course of business);

(m)            except as required by Law or the Company’s employee benefits plan, (x) increase salary, bonus or other compensation or benefit of any Company employee or other equivalent change of employment terms, or grant or commit to any severance pay, special bonus, special benefits or other similar or equivalent amount or consideration; or (y) establish, adopt, enter into, terminate or modify any employment benefit plan or amend or renew any employment benefit plan in a manner that increases the cost or other Liability of maintaining such employment benefit plan;

(n)            make, change, or rescind any election relating to Taxes unless otherwise required by Law, amend any Tax Return, surrender any right or claim to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or claims for Taxes or take any other actions that would have the effect of increasing the Tax liability of the Company; make any change in accounting methods, policies, principles, practices or procedures, other than as required by Law as then in effect; or

(o)            take any action that would require any resolution of the board of directors and/or shareholders of the Company pursuant to the organizational documents of the Company or the applicable Laws; or authorize, commit, or enter into any contract or arrangement to do any of the foregoing.

Article VII
Tax matters

Section 7.01         Tax Covenants.

(a)            Without the prior written consent of the Buyer, prior to the Closing, the Sellers shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of the Buyer or the Company in respect of any Post-Closing Tax Period. The Sellers agree that the Buyer is to have no liability for any Tax resulting from any action of the Sellers. The Sellers shall, jointly and severally, indemnify and hold harmless the Buyer against any such increase in Tax liability or reduction of any Tax asset or attribute.

(b)            Except as otherwise expressly provided in this Agreement, each Party shall be responsible for and bear its own Taxes, fees, costs and expenses imposed, levied, assessed or incurred on or by the Party for or in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of legal counsel.

(c)  Tax Treatment of Transaction. The Sellers agree and acknowledge that the Buyer has not made or does not hereby make any representation or warranty with respect to Tax treatment and/or qualification of the transactions contemplated hereby and the Sellers shall be responsible for the determination of its respective Tax treatment, qualification and/or Tax and other liabilities arising from the structure of this transaction and the transactions contemplated herein. Neither the Buyer nor the Company shall have any liability to the Sellers or any other Person for the payment of any Tax or other liability. The Company and the Sellers acknowledges that it is relying on its own advisors in connection with the Tax treatment of the transactions contemplated by this Agreement.

Section 7.02         INTENTIONALLY OMITTED

Section 7.03         Tax Indemnification.

(a)            Except to the extent treated as a liability in the calculation of Closing Working Capital, the Sellers shall, jointly and severally, indemnify the Company, the Buyer and each Buyer Indemnitee and hold them harmless from and against.

(i)            any Loss attributable to any breach of or inaccuracy in the Tax Warranties;

(ii)            any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII;

(iii)            all Taxes imposed on the Company or asserted against the income, operations, business or assets of such Company for all Pre-Closing Tax Periods;

(iv)            any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

(b)            Subject to Section 8.04(d), in each of the above cases described in Section 7.03(a)(i) – Section 7.03(a)(iv), together with any other out-of-pocket Losses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Sellers shall, jointly and severally and in accordance with Section 7.09, reimburse the Buyer for any Taxes and other such Losses of the Company that are the responsibility of the Sellers pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by the Buyer or the Company.

Section 7.04         Tax Returns.

(a)            The Sellers shall, and shall procure the Company to, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by such Company that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)            The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by the Buyer to the Seller (together with schedules, statements and, to the extent requested by the Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify the Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Buyer and the Seller are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Buyer and the Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of the Buyer. The Buyer shall pay and discharge all Taxes shown to be due on such Tax Returns, subject to the rights of the Buyer Indemnitees under Section 7.03. No later than ten (10) Business Days prior to the due date of such Tax Return, the Sellers, jointly and severally, shall pay to the Buyer, using such wire transfer instructions as designated in writing by the Buyer, the amount of Taxes shown due which is attributable to the Pre-Closing Tax Period.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, following the Closing, (A) none of the Sellers shall file any Tax Return, amended Tax Return or Tax election relating to the Company or its assets or operations (or otherwise change such Tax Returns or make or change an election) with respect to Taxable periods ending on or prior to the Closing Date without the prior written consent of the Buyer.

Section 7.05          Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are allocable to the Pre-Closing Tax Period and treated as Pre-Closing Taxes for purposes of this Agreement shall be as follows:

(a)            in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, determined based on an interim closing of the books as of the close of business on (and including) ended with the Closing Date; and

(b)            in the case of other Taxes (including real and personal property taxes, which are not based on income), equal to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

Section 7.06        Contests. The Buyer agrees to give written notice to the Sellers of the receipt of any written notice by the Company, the Buyer or any of the Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Buyer’s right to indemnification hereunder. The Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Seller shall cooperate in each phase of such Tax Claim and the Buyer shall obtain the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers.

Section 7.07      Cooperation and Exchange of Information. The Sellers and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Tax Authority. Each of the Sellers and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Sellers or the Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08      Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09      Payments to the Buyer. Any amounts payable to the Buyer pursuant to this Article VII shall be satisfied from the Sellers, jointly and severally, in accordance with Section 8.06.

Section 7.10      Survival. Notwithstanding anything in this Agreement to the contrary, [the Company Tax Warranties and] the provisions of this Article VII shall survive the Closing and remain in full force and effect until the later of (i) the date that is five (5) years from the Closing Date, and (ii) the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.11      Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Article VIII
Indemnification

Section 8.01      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than the Company Tax Warranties, which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Company Fundamental Warranties, Seller Fundamental Warranties and Buyer Fundamental Warranties shall survive the Closing and remain in full force and effect until the date that is three (3) years from the Closing Date plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02      Indemnification by the Sellers. Subject to the other terms and conditions of this Article VIII, the Sellers shall jointly and severally indemnify and defend each of the Buyer and its Affiliates (including, without limitation, Buyer and the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations and warranties of the Sellers contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Sellers pursuant to this Agreement (other than in respect of the Company Tax Warranties, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for (i) representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date, or (ii) the representations and warranties in Article IV, the inaccuracy in or breach of which shall be indemnified individually by the Lead Seller, and not jointly and severally by the Sellers) (any such inaccuracy or breach described in this Section 8.02(a), a “Company/Seller Warranty Breach”);

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII) (any such breach or non-fulfillment described in this Section 8.02(b), a “Company/Seller Covenant Breach”);

(c)            any failure of any Seller to have good, valid and marketable title to the Shares, free and clear of all Encumbrances;

(d)            any claim by a shareholder or former shareholder of either the Company, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any Shares; (ii) any rights of a shareholder, including any option, preemptive rights or rights to notice or to vote, relating to the Shares; (iii) any claim that his, her or its shares were wrongfully acquired and which claim has been finally determined to be valid and enforceable by a tribunal of competent authority with the jurisdiction to adjudicate the same;

(e)            any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not fully paid or satisfied by such Company at or prior to the Closing, or if paid by the Buyer at or prior to the Closing, to the extent not deducted in the determination of the Closing Purchase Price; and

(f)            any failure by the Company to file any filings and returns with relevant authority on a timely basis.

Section 8.03      Indemnification by the Buyer. Subject to the other terms and conditions of this Article VIII, the Buyer shall indemnify and defend each of the Sellers and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)            any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date) (any such inaccuracy or breach described in this Section 8.03(a), a “Buyer Warranty Breach”); or

(b)            any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII) (any such breach or non-fulfillment described in this Section 8.03(b), a “Buyer Covenant Breach”).

Section 8.04      Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 (and with respect to Section 8.04(d), the indemnification provided for in Section 7.03(a)(i)) shall be subject to the following limitations:

(a)            The Sellers shall not be liable to the Buyer Indemnitees for indemnification for Company/Seller Warranty Breaches until the aggregate amount of all Losses in respect of Company/Seller Warranty Breaches exceeds US$60,000 (the “Basket”), in which event the Sellers shall be required to pay or be liable for all Losses in excess of the Basket; provided, the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Company Fundamental Warranties, or the Seller Fundamental Warranties, or in the case of fraud.

(b)            The aggregate amount of all Losses for which the Sellers shall be liable for Company/Seller Warranty Breaches shall not exceed US$2,500,000 (the “General Cap”); provided, the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Company Fundamental Warranties, the Seller Fundamental Warranties, or the Company Business Warranties, or in the case of fraud.

(c)            The aggregate amount of all Losses for which the Sellers shall be liable for Company/Seller Warranty Breaches in respect of Company Business Warranties shall not exceed US$2,500,000; provided, the foregoing limitation shall not apply in the case of fraud. For clarity, the foregoing limitation does not apply to Company/Seller Warranty Breaches in respect of the Company Fundamental Warranties, or the Seller Fundamental Warranties.

(d)            The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 7.03(a)(i) and Section 8.02 shall not exceed the Purchase Price (the “Aggregate Cap”); provided, the foregoing limitation shall not apply in the case of fraud.

(e)            The Buyer shall not be liable to the Seller Indemnitees for indemnification for Buyer Warranty Breaches until the aggregate amount of all Losses in respect of Buyer Warranty Breaches exceeds the Basket, in which event the Buyer shall be required to pay or be liable for all Losses in excess of the Basket; provided, the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Buyer Fundamental Warranties or in the case of fraud.

(f)            The aggregate amount of all Losses for which the Buyer shall be liable for Buyer Warranty Breaches shall not exceed the General Cap; provided, the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Buyer Fundamental Warranties or in the case of fraud.

(g)            The aggregate amount of all Losses for which the Buyer shall be liable pursuant to Section 8.03 shall not exceed the Aggregate Cap; provided, the foregoing limitation shall not apply in the case of fraud.

(h)            For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or words of similar import shall be disregarded, except such words shall not be disregarded in uses of the defined terms “Material Contracts”.

(i)            Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (increased by any costs and expenses incurred by the Indemnified Party with respect to such recovery, and increased by Taxes of the Indemnified Party (or the Company, in the case of a Buyer Indemnitee) attributable to the receipt of any such proceeds) by the Indemnified Party (or the Company, in the case of a Buyer Indemnitee) in respect of any such Loss.

(j)            Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, but such Indemnified Party will not have a duty to incur any material costs in connection with the foregoing, and any out-of-pocket costs incurred by such Indemnified Party in connection with such mitigation shall constitute Losses that may be recovered by such Indemnified Party.

Section 8.05      Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if the Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Seller, and (ii) if the Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Seller and Seller Indemnitiees. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim“) at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 8.06      Payments.

(a)            On and after the Closing, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable, the Indemnifying Party shall satisfy its obligations within [fifteen (15) Business Days] of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. For the avoidance of doubt, any Losses payable to a Buyer Indemnitee pursuant to Article VIII shall be satisfied from the Sellers, jointly and severally, as Indemnifying Parties.

(b)            Subject to the limitations described in this Article VIII, the Buyer shall have the right to deduct and set-off any amount to which it or any of the other Buyer Indemnitees is entitled under Section 2.05, Article VII or this Article VIII, from and against any payments or other amounts due or owing to the Sellers, as Indemnifying Parties (such set-off right, the “Set-Off Right“). Without limiting the generality of the foregoing, the Buyer, on behalf of itself and any of the other Buyer Indemnitees, shall have the right to redeem (or cause Buyer to effect the redemption of) any Buyer Common Stock then-currently held by any Indemnifying Party (and, in the case of the Seller, any shareholder of the Seller to whom the Seller have transferred or distributed any Buyer Common Stock, each, a “Seller Shareholder”) to satisfy any amount to which Buyer or any of the other Buyer Indemnitees is entitled under Section 2.05, Article VII or this Article VIII (the “Clawback Right”).

(c)            Before the Buyer (on behalf of itself or any Buyer Indemnitee) exercises its Clawback Right and effects such a redemption, the Buyer shall provide written notice to the Sellers of its intention to effect such a redemption and afford the applicable Indemnifying Party (or the Seller Shareholder) an opportunity to satisfy such amount by wire transfer of immediately available funds within ten (10) Business Days of the delivery of such notice. Any such redemption of any share of Buyer Common Stock will be at the Buyer Common Stock Per Share Price. The Sellers hereby grant, and, at the time of transfer or distribution of any Buyer Common Stock by the Seller to any Seller Shareholder, the Seller shall procure that each Seller Shareholder grants, the Buyer and Buyer an irrevocable power of attorney in order to effect such a redemption of Buyer Common Stock.

Section 8.07      Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08      Exclusive Remedies. Other than (i) claims with respect to fraud, (ii) claims pursuant to Section 9.11 with respect to covenants to be performed at or following the Closing, and (iii) claims pursuant to the terms of any Ancillary Document, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article VIII.

Article IX

Miscellaneous

Section 9.01      Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02      Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.03      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03).

Section 9.04      Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06      Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08      No Third-party Beneficiaries. Except as expressly provided in Section 2.08, Section 7.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except as expressly provided in Section 2.06, Section 7.03 and Article VIII, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act (Chapter 53B of Singapore) to enforce any term of this Agreement.

Section 9.09      Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Buyer and the Sellers. Any failure of the Buyer, on the one hand, or the Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Seller (with respect to any failure by the Buyer) or by the Buyer (with respect to any failure by the Sellers), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.10      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea without giving effect to any choice or conflict of law provision or rule. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE seoul central district court.

Section 9.11      Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

FiscalNote HOLDINGS, Inc.

By:	/s/ Timothy Hwang
Name:	Timothy Hwang
Title:	Chief Executive Officer
Address:	1201 Pennsylvania Avenue NW, 6th Floor
Washington, DC 20004, U.S.A.

SELLERS

No.	Name of Shareholder	Title / Date of Birth	Address	Seal
1	Hyung Min, Kim	[***]	[***]	[***]
2	Soo Ah, Kang	[***]	[***]	[***]
3	Jae Heon, Jeong	[***]	[***]	[***]
4	Sung Taek, Hwang	[***]	[***]	[***]
5	SNU STH 3 FUND	[***]	[***]	[***]
6	D.CAMP	[***]	[***]	[***]

Schedule A

No.	Name of Shareholder	Number of Aicel Technologies Inc. Shares (Common Stock)	Allocation of FiscalNote Holdings Common Stock
1	Hyung Min, Kim	[***]	[***]
2	Soo Ah, Kang	[***]	[***]
3	Jae Heon, Jeong	[***]	[***]
4	Sung Taek, Hwang	[***]	[***]
5	SNU STH 3 FUND	[***]	[***]
6	D.CAMP	[***]	[***]
Total	-	[***]	[***]

EXHIBIT A

DEFINITIONS

The following terms have the meanings specified or referred to in this Exhibit A:

“Accrued Tax Liability” means any and all accrued liabilities for Taxes of the Company as of and through the Closing Date.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity and in any jurisdiction.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cap” has the meaning set forth in Section 8.04(d).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the documents executed pursuant to Section 2.04(b) and Section 2.04(c).

“ARR” has the meaning set forth in Section 2.06(b).

“Balance Sheet” has the meaning set forth in Section 4.06(a).

“Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Singapore and the United States of America are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means common stock of Buyer, par value US$0.00001 per share; provided, however, that (a) in the event that the Closing occurs after the consummation of a Listing Event of the sort described in clause (b) or (c) of the definition thereof (a "Successor Listing Event"), then in connection with, and after, the Closing, and (b) otherwise, as used with respect to references to Buyer Common Stock after consummation of a Successor Listing Event, it shall be the case that (i) all references herein to Buyer Common Stock shall mean such common stock of Buyer or, if applicable, the class of capital stock of the successor or topmost holding company entity of Buyer (the "Successor Capital Stock") that is listed on any domestic or foreign securities exchange as a result of such Successor Listing Event , and (ii) all references to one share of Buyer Common Stock shall mean one share of such common stock of Buyer or, if applicable, that number of shares of Successor Capital Stock that is issued with respect to each share of common stock of Buyer pursuant to such Successor Listing Event.

“Buyer Common Stock Per Share Price” means US $[***].

“Buyer Covenant Breach” has the meaning set forth in Section 8.03(b).

“Buyer Fundamental Warranties” means the representations and warranties in Section 5.01 (Organizational and Authority of the Buyer) and Section 5.03 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Warranties” means the representations and warranties in Article V.

“Buyer Warranty Breach” has the meaning set forth in Section 8.03(a).

“Cash Earnout Amount” has the meaning set forth in Section 2.06(b)(i).

“Cash Earnout Holders” means the Key Employees.

“Cause” means the (a) material breach of any written agreement between the applicable Key Employee, on the one hand, and the Buyer, the Company or any of their respective affiliates, on the other hand, (b) committing an unlawful, deceitful or fraudulent act or a breach of fiduciary duty, (c) refusing and/or willfully failing to carry out the reasonable and lawful instructions of such Key Employee’s supervisor or the requirements of such Key Employee’s job, or engaging in other misconduct in the performance of such Key Employee’s duties, (d) failing to cooperate with the Buyer, the Company or any of their respective affiliates in any internal investigation or administrative, regulatory or judicial proceeding, or (e) failing to abide by or to enforce any material policy or procedure of the Buyer, the Company or any of their respective affiliates.

“Change of Control” has the meaning set forth in Section 2.08(h).

“Clawback Right” has the meaning set forth in Section 8.06(b).

“Closing” has the meaning set forth in Section 2.06(a).

“Closing Date” has the meaning set forth in Section 2.06(a).

“Closing Indebtedness Certificate” means a certificate executed by any director of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date (the “Closing Indebtedness”) and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Purchase Price” has the meaning set forth in Section 2.02(b)(i).

“Closing Transaction Expenses Certificate” means a certificate executed by any director of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Statement” has the meaning set forth in Section 2.07(b)(i).

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Resolutions” has the meaning set forth in the recitals.

“Charter Documents” has the meaning set forth in Section 3.03(a)(i).

“Company Business Warranties” means the representations and warranties in Section 4.11 (Intellectual Property) and Section 4.13 (Information Technology Assets).

“Company Fundamental Warranties” means the representations and warranties in Section 4.01 (Organization and Qualification of the Company), Section 4.02 (Authority), Section 4.03(a)(i) (No Conflicts –Charter Documents), Section 4.04 (Capitalization), Section 4.05 (Subsidiaries), Section 4.10 (Title to Assets), Section 4.19 (Employee Benefit Matters), and Section 4.24 (Brokers).

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Tax Warranties” means the representations and warranties in Section 4.21 (Taxes).

“Company/Seller Covenant Breach” has the meaning set forth in Section 8.02(b).

“Company/Seller Warranty Breach” has the meaning set forth in Section 8.02(a).

“Computer Virus” means any malicious data, code, program, routine, device or other internal component (e.g., computer worm, computer time bomb, Software lock, malicious logic, Trojan horse, bug, error, defect or trap door, or similar component), which could damage, destroy, delete, disable, deactivate, alter or disrupt any computer program, firmware or hardware or which could, in any manner, reveal, damage, delete, disable, deactivate, destroy, alter or disrupt any data or other information in any manner that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming hardware, data, or computer programs or codes, or that is capable of providing access or produce modifications not authorized by a Person.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means those certain line items designated as Assets on the Estimated Closing Working Capital Statement.

“Current Liabilities” means those certain line items designated as Liabilities on the Estimated Closing Working Capital Statement.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Distribution Compliance Period” has the meaning set forth in Rules 902(f) and 903(b)(3)(iii) of Regulation S.

“Earnout Determination Date” has the meaning set forth in Section 2.06(d).

“Earnout Financial Statements Date” has the meaning set forth in Section 2.06(h).

“Earnout Holders” means the Cash Earnout Holders and the Equity Earnout Holders.

“Earnout Period” has the meaning set forth in Section 2.06(b)(i).

“Earnout Protest Deadline” has the meaning set forth in Section 2.06(c)(ii).

“Earnout Protest Notice” has the meaning set forth in Section 2.06(c)(ii).

“Earnout Statement” has the meaning set forth in Section 2.06(c)(i).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equity Earnout Holders” means the individuals and entities as set forth on Exhibit [D].

“Equity Earnout Shares” has the meaning set forth in Section 2.06(b)(i).

“Estimated Closing Adjustment” has the meaning set forth in Section 2.05(a)(ii).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.05(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.05(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05(a)(i).

“Financial Statements” has the meaning set forth in Section 4.06.

“Founder” means Hyung Min Kim.

“GAAP” means the generally accepted accounting principles in the United States in effect from time to time applied consistently to a company which is most similar to Company and its Subsidiary.

“General Cap” has the meaning set forth in Section 8.04(b).

“Good Reason” means the occurrence of one or more of the following, without such Key Employee’s consent: (a) a material reduction in such Key Employee’s base salary, other than in connection with a proportionate company-wide reduction in salaries or proportionate reduction in salary of all executive officers of the Buyer or the Company; or (b) a material change in the geographic location of such Key Employee’s primary work facility or location (it being understood that any location within fifty (50) miles of such Key Employee’s location as of the date hereof does not constitute a material change and excluding, as a potential trigger under this clause (b), any requirement to return to an office location in connection with the lapse or termination of COVID-19 “work from home” policies). In order for a resignation to be treated as for Good Reason, such Key Employee must give written notice to the Buyer and/or the Company (as applicable) of the existence of the Good Reason condition or conditions within thirty (30) days of the occurrence of such condition, allow the Buyer and/or the Company (as applicable) at least thirty (30) days after receipt of such notice to remedy the Good Reason condition and such Key Employee must terminate his or her employment within thirty (30) days after the end of such cure period if the Buyer or the Company (as applicable) has not remedied such Good Reason condition.

“Government Contracts” has the meaning set forth in Section 4.08(a)(v).

“Governmental Authority” means any federal, national, supranational, state, provincial, local or foreign government (including, but not limited to, Singapore and any such governments therein) or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, published, or entered by or with any Governmental Authority as the case may be.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital) (including earn outs or other contingent payments or any deferred payments), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) the non-operating expenses set forth in Schedule 1.1-NOE to the Disclosure Schedules; (h) any deferred compensation to current or former directors, employees and other service providers of such Company existing on or prior to the Closing, and including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto; (i) the Accrued Tax Liability plus such Company’s fees, costs and expenses incurred in connection with disputes related thereto; (j)  guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i); and (k) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.05(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 4.06(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.06(a).

“Interim Financial Statements” has the meaning set forth in Section 4.06(a).

“IP Registrations” has the meaning set forth in Section 4.11(b).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment, systems, platforms, or infrastructure (whether or not locally hosted or cloud-based) and all associated documentation, in each case, used or held for use in the operation of the Company’s business.

“Key Employee Employment Agreements” means the employment agreements to be entered into on the Closing Date by each Key Employee and the Buyer, to be based on the standard form template employment agreement of the Buyer.

“Key Employees” means Hyung Min Kim, Soo Ah Kang and Hyungil Jeong, and each of them shall be a “Key Employee”.

“Knowledge” means, when used with respect to the Company, the actual or constructive knowledge of any director or officer of the Company, in each case, after due inquiry of any Person who could reasonably be expected to have knowledge or information with respect to the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreements” has the meaning set forth in Section 4.09(b).

“Lead Seller” means Hyung Min Kim, one of the Sellers.

“Letter of Waiver” means the letter of waiver in such form as is mutually agreed on between the Buyer and the Sellers to be executed by the relevant persons in relation to the waiver by such persons of any and all rights to shares or equity interests in the capital of the Company.

“Liabilities” has the meaning set forth in Section 4.06(b).

“Listing Event” means (a) an initial public offering or direct listing of Buyer Common Stock, (b) a merger (or similar transaction) with a special purpose acquisition company or a subsidiary thereof, or (c) any other transaction, the result of which is that Buyer Common Stock or any class of capital stock of the successor or topmost holding company entity of Buyer is listed on any domestic or foreign securities exchange.

“Losses” means losses, damages, liabilities, Taxes, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or indirect damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“NTD” or “NT$” means the lawful currency of Taiwan.

“Other Financial Information” has the meaning set forth in Section 4.06(f).

“Outside Date” means April 1, 2022 or such other date as the Buyer and the Sellers may agree in writing.

“Parties” or “parties” mean, unless the context clearly requires otherwise, the parties to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means, collectively, (i) those items set forth in Section 1.1-PE of the Disclosure Schedules; (ii) liens for Taxes not yet due and payable; (iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Privacy Laws.

“Post-Closing Adjustment” has the meaning set forth in Section 2.05(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period deemed to end on the Closing Date (and such period shall include the Closing Date).

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Privacy Contracts” means written contracts between the Company and any third-party that are required under applicable Privacy Laws or are applicable to the creation, collection, obtaining, tracking, retention, storage, processing, sharing, transmission, security, confidentiality, protection, use and/or disclosure of Personal Data.

“Privacy Laws” means Laws of any jurisdiction applicable to the Company or the Company’s business that relate to privacy, security, use, data protection and destruction, data breach notification, or data transfer issues, and all current and former implementing Laws.

“Privacy Policies” means all written policies published or made available by the Company relating to the collection, use, storage, processing, transfer, disclosure, and protection of Personal Data

“Prohibited Distributions” has the meaning set forth in Section 4.07.

“Public Software” means Software that (i) requires the licensing, disclosure or distribution of source code to any other person or entity; (ii) prohibits or limits the receipt of consideration in connection with licensing or distributing any software; (iii) allows any person or entity to decompile, disassemble or reverse engineer any software; or (iv) requires the licensing or distribution of any software to any other person or entity for the purpose of making derivative works.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.05(b)(ii).

“Restrictive Covenant Agreement” means the confidentiality, non-competition and non-solicitation agreement to be entered into on the Closing Date by the Founder and the Buyer, to be based on the standard form template restrictive covenant agreement of the Buyer.

“Review Period” has the meaning set forth in Section 2.05(c)(i).

“Securities Act” has the meaning set forth in Section 3.06.

“Sellers” has the meaning set forth in the preamble.

“Seller Fundamental Warranties” means the representations and warranties in Section 3.01 (Title to Shares), Section 3.02 (Authority), Section 3.03(a)(i) (No Conflicts –Charter Documents), Section 3.04 (Rights to Acquire Securities), Section 3.05 (Brokers), and Section 3.07 (Accredited Investor and Related Matters).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Shareholder” has the meaning set forth in Section 8.06(b).

“Seller Warranties” means the representations and warranties in Article III and Article IV.

“Set-Off Right” has the meaning set forth in Section 8.06(b).

“Shares” has the meaning set forth in the recitals.

“Software” means, in any form or format, any and all: (a) computer programs, libraries, and middleware, including applications, assemblers, applets, compilers, development tools, design tools, diagnostics, utilities, user interfaces, and any and all software implementations of algorithms, models, and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flowcharts, and other work product used to design, plan, organize, and develop any of the foregoing, and (d) all programmer and user documentation, including user manuals and training materials, related to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.05(c)(ii).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Provisions” means Section 2.04(d)(ii), Section 6.01, Section 6.02 and Article IX.

“Target Working Capital” means $[***].

“Taxes” means (a) any federal, state, local, or foreign taxes, fees, levies, customs duties, assessments or charges of any kind whatsoever, including all gross income, net income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, real property gains, windfall profits, value-added, escheat, unclaimed property, capital stock, net worth, alternative or add-on minimum, business and disability, severance, or real or personal property taxes imposed by any Taxing Authority together with any interest, penalties, deficiency assessment or additions to tax imposed with respect thereto (and any interest in respect of such additions or penalties); and (b) any obligations as a transferee or successor, as a member of a consolidated, combined or unitary Company or under any Tax sharing, Tax allocation, or Tax indemnity agreements or arrangements, by Contract or otherwise, with respect to items described in clause (a) above .

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.05.

“Top Customer” has the meaning set forth in Section 4.14.

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company, (B) any fees or expenses associated with obtaining the release and termination of any Encumbrances, (C) all brokers’ or finders’ fees payable by the Company, (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts of the Company, (E) all sale, change-of-control, “stay-around,” retention, or similar bonuses or payments to current or former directors, employees and other service providers of the Company existing on or prior to the Closing and paid as a result of or in connection with the transactions contemplated hereby, and including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto, exclusive of any payments made or directed by the Buyer or the Company arising from arrangements entered into by the Buyer or the Company after the Closing Date, (F) any other bonuses or other discretionary payments payable to employees and other service providers of the Company (to the extent accrued through the Closing Date), and including the employer portion of any payroll, social security, unemployment or other similar Taxes related thereto, (H) severance obligations owed by the Company to employees, agents and consultants of and to the Company triggered prior to or as a result of the transactions contemplated by this Agreement other than by action or omission of the Buyer or the Company after the Closing Date, (I) any Prohibited Distribution, and (I) any other costs, fees or expenses designated as Transaction Expenses in this Agreement.

“Undisputed Amounts” has the meaning set forth in Section 2.05(c)(iii).

“Union” has the meaning set forth in Section 4.20(b).

“USD or US$” means the lawful currency of the United States.

“Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company.

“Year-End Financial Statements” has the meaning set forth in Section 4.06(a).

*****

EXHIBIT B

RESTRICTED STOCK AGREEMENT

EXHIBIT C

ESTIMATED CLOSING WORKING CAPITAL STATEMENT

EXHIBIT D

RESTRICTED STOCK EARNOUT SHARES ALLOCATION

Restricted Stock Earnout Holder	Restricted Stock Earnout Shares Allocation
Hyungil Jeong	[***]
Total	[***]

EXHIBIT E

EARNOUT HOLDER EARNOUT ALLOCATION

Equity Earnout Holders	Equity Earnout Allocation (No. of Buyer Shares)
Hyung Min Kim	[***]
Soo Ah Kang	[***]
Hyungil Jeong	[***]
Sung Taek Hwang	[***]
SNU STH 3 FUND	[***]
D.CAMP	[***]
Total	[***]

Cash Earnout Holders	Cash Earnout Allocation Amount (USD)
Hyung Min Kim	[***]
Soo Ah Kang	[***]
Hyungil Jeong	[***]
Total	[***]